UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 25, 2013
Date of Report (Date of earliest event reported)

Abtech Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52762	14-1994102
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

4110 North Scottsdale Road, Suite 235
Scottsdale, Arizona 85251
(Address of Principal Executive Offices)

(480) 874-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Cautionary Notice Regarding Forward-Looking Statements

This Current Report on Form 8-K (“Form 8-K”) and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward-looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions, and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations, and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

Unless otherwise indicated in this Form 8-K, references to “we,” “our,” “us,” the “Company,” or the “Registrant” refer to Abtech Holdings, Inc., a Nevada corporation, and, unless the context otherwise requires, its majority owned subsidiary, AbTech Industries, Inc., a Delaware corporation.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On June 25, 2013, the Company entered into an agreement (the “Investment Agreement” or “Equity Line of Credit”) with Dutchess Opportunity Fund, II, LP (“Dutchess”) whereby Dutchess is irrevocably committed to purchase up to $2 million of our common stock over the course of 36 months. The aggregate number of shares issuable by the Company and purchasable by Dutchess under the Investment Agreement (the “Dutchess Shares”) is limited by the dollar amount sold, in this instance no more than $2 million, and will depend upon the trading price of the Company’s shares.

We may draw on the Equity Line of Credit from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum amount that we are entitled to put in any one notice is the greater of (i) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the date of delivery of the applicable put notice, multiplied by the average of the closing prices for such trading days or (ii) $200,000. The purchase price will be set at ninety-seven percent (97%) of the lowest daily volume weighted average price of the Company’s common stock during the five consecutive trading days beginning on the date of the put (the “Pricing Period”). However, if, on any trading day during a Pricing Period, the daily volume weighted average price of the common stock is lower than the floor price specified by us in the put notice, then we must withdraw that portion of the put amount for each such trading day during the Pricing Period, with only the balance of such put amount above the minimum acceptable price being put to Dutchess. There are put restrictions applied on days between the put notice date and the closing date with respect to each particular put. During such time, we are not entitled to deliver another put notice.

If the full amount of the Equity Line of Credit is used by the Company, and assuming each put is based on the closing market price of the Company’s common stock on June 21, 2013 ($0.66 per share), Dutchess would receive 3,124,024 ($2,000,000/($0.66 x 97%)) shares of the Company’s common stock. This would represent approximately 4.4% of total shares issued and outstanding based on the number of shares of common stock outstanding at June 21, 2013 of 67,529,462 shares. We have no obligation to utilize the full amount available under the Equity Line of Credit.

2

The Company is obligated to pay to Dutchess a document preparation fee of $15,000. There are no additional fees or commissions due to Dutchess at the time of any puts made under the Equity Line of Credit.

In connection with the Investment Agreement, we also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Dutchess. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the SEC covering the shares of the common stock underlying the Investment Agreement within 21 days after the execution of the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the Securities and Exchange Commission (“SEC”) within 90 days after the date the registration statement is filed and maintain the effectiveness of such registration statement until the earlier to occur of the date on which (a) Dutchess has sold all of the Dutchess Shares or (b) the Company has no right to sell any additional Dutchess Shares under the Investment Agreement. On June 25, 2013, the Company filed a registration statement with the SEC covering the Dutchess Shares. Pursuant to the Investment Agreement, the Company is not entitled to deliver any puts and Dutchess is not obligated to purchase any shares unless and until this registration statement covering the Dutchess Shares has been declared effective by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2013	ABTECH HOLDINGS, INC.

	By:	/s/ Glenn R. Rink
Glenn R. Rink,
Chief Executive Officer and President

3